MUTUAL RELEASE

DATE: 06/16/2000

BETWEEN: Winston Wicomb, Ph.D ("Wicomb")

a California resident

AND: Bio-Preserve Medical Corporation ("Bio-Preserve")

a Florida corporation

Its Successors/Predecessors-in-interest,

Its agents, consultants, representatives

and designees, its affiliates, officers,

directors, employees and shareholders

COLLECTIVELY: The "Parties"

WHEREAS an action was brought in the superior Court of California, in the City and County of San Francisco (the "Action") concerning a dispute which arose over an employment agreement of August 16, 1998 (the "Wicomb Agreement") between Wicomb and Bio-Preserve;

WHEREAS the parties to the Wicomb Agreement and to the Action have settled all claims between them;

The parties now forever release each other from all claims and counterclaims existing between each other prior to and as of the date of this Mutual Release, each declaring all obligations between the Parties to be fully satisfied.

This release is the complete and final statement between these parties as of the date first set out above, and merges and integrates all pre-existing understandings or agreements, whether oral or written. This release may be pleaded as a complete defense to any action brought by either party against the other on any claim arising prior to and as of the date of this Mutual Release.

IN WITNESS WHEREOF, the Parties have executed this Mutual Release effective the date first set out above.

"Wicomb" "Bio-Preserve"

/s/ Signed /s/ Nicolas Loebel

Winston Wicomb, Ph. D Nicolas Loebel, Ph. D

Authorized Representative